Exhibit 23.1

Independent Accountants’ Consent

The Board of Directors
Southern Financial Bancorp, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-4 (Amendment 1) of Southern Financial Bancorp, Inc. of our report dated January 22, 2003, relating to the consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Richmond, Virginia
January 7, 2004